As filed with the Securities and Exchange Commission on September 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First High-School Education Group Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1, Tiyuan Road, Xishan District,

Kunming, Yunnan Province 650228,

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

2021 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lidong Zhu	Dan Ouyang, Esq.
Chief Financial Officer	Wilson Sonsini Goodrich & Rosati
First High-School Education Group Co., Ltd.	Professional Corporation
No. 1, Tiyuan Road, Xishan District,	Unit 2901, 29F, Tower C, Beijing Yintai Centre
Kunming, Yunnan Province 650228,	No. 2 Jianguomenwai Avenue
People’s Republic of China	Chaoyang District, Beijing 100022
(86) 871-6515-5502	People’s Republic of China
(86) 10-6529-8300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.00001 per share	3,524,435(3)(4)	US$1.35(3)	US$4,757,987.25	US$519.10

(1)

The Class A ordinary shares of First High-School Education Group Co., Ltd. (the “Company” or “Registrant”) may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents three Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-252488).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate number of additional shares of the Registrant, which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2021 Share Incentive Plan (the “2021 Plan”).

(3)

Represents the maximum aggregate number of Class A ordinary shares underlying the share awards to be granted pursuant to the 2021 Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on September 13, 2021.

(4)

Any Class A ordinary shares covered by an award granted under the 2021 Plan (or portion of an award) that has terminated, expired or elapsed for any reason without having been exercised shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares which may be issued under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2021 Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)

The Registrant’s annual report on Form 20-F for the year ended December 31, 2020 (File No. 001-40150) filed with the Commission on April 22, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the year ended December 31, 2020; and

(b)

The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-40150) filed with the Commission on March 2, 2021 pursuant to Section 12 of the Exchange Act, which incorporates by reference the description of the Registrant’s Class A ordinary shares set forth in the Registrant’s registration statement on Form F-1 (File No. 333-252076), initially filed with the Commission on January 13, 2021, as amended, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective second amended and restated memorandum and articles of association, adopted by its shareholders on February 12, 2021, provides that officers and directors for the time being and from time to time of the Registrant (but not including its auditors), and their personal representatives, shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained in their capacities as such unless such actions, proceedings, costs, charges, expenses, losses or, damages or liabilities arise from the dishonesty, willful default or fraud of such directors or officers, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such directors or officers in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-252076), the Registrant has agreed to indemnify its directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer to the fullest extent permitted by law with certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement (see the Exhibit Index attached hereto).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2020 (File No. 001-40150))

4.2	Registrant’s Specimen Certificate for Class A ordinary shares (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-252076) initially filed with the SEC on January 13, 2021, as amended)

4.3	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.4)

4.4	Deposit Agreement by and among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 2.3 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2020 (File No. 001-40150))

4.5	Shareholders agreement among the Registrant and certain of its shareholders, and subsidiaries and affiliated entities, dated January 11, 2021 (incorporated by reference to Exhibit 4.4 to the Registrant’s registration statement on Form F-1 (File No. 333-252076) initially filed with the SEC on January 13, 2021, as amended)

4.6	Registration rights agreement between the Registrant and Longwater Topco B.V., dated January 11, 2021 (incorporated by reference to Exhibit 4.5 to the Registrant’s registration statement on Form F-1 (File No. 333-252076) initially filed with the SEC on January 13, 2021, as amended)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, as Cayman Islands legal counsel to the Registrant, regarding the validity of the Class A ordinary shares being registered.

10.1	2021 Share Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s registration statement on Form F-1 (File No. 333-252076) initially filed with the SEC on January 13, 2021, as amended)

23.1*	Consent of KPMG Huazhen LLP, an independent registered public accounting firm.

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 16, 2021.

First High-School Education Group Co., Ltd.

By:	/s/ Shaowei Zhang
Name: Shaowei Zhang
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Shaowei Zhang and Mr. Lidong Zhu, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 16, 2021 in the capacities indicated.

Signature	Title

/s/ Shaowei Zhang	Chairman and Chief Executive Officer
Shaowei Zhang	(principal executive officer)

/s/ Lidong Zhu	Director and Chief Financial Officer
Lidong Zhu	(principal financial and accounting officer)

/s/ Pengwei Luo	Director
Pengwei Luo

/s/ Guangzhou Zhao	Independent Director
Guangzhou Zhao

/s/ Yuanlin Hu	Independent Director
Yuanlin Hu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of First High-School Education Group Co., Ltd. has signed this registration statement or amendment thereto in New York on September 16, 2021.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President